Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GREGG APPLIANCES, INC.

ARTICLE 1

Name

The name of the Corporation is Gregg Appliances, Inc.

ARTICLE 2

Purposes and Powers

Section 2.01. Purposes. The purposes for which the Corporation is formed are the transaction of any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as the same may, from time to time, be amended (the “Act”).

Section 2.02. Powers. The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including without limitation, all the powers specifically enumerated in the Act.

ARTICLE 3

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE 4

Registered Office and Resident Agent

The street address of the registered office of the Corporation is:

4141 E. 96th St.

Indianapolis, Indiana 46240

and the name and business office address of its registered agent in charge of such office are:

Michael D. Stout

4141 E. 96th St.

Indianapolis, Indiana 46240

ARTICLE 5

Number of Shares

The total number of shares which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares, all of which are without par value.

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ARTICLE 6

Terms of Shares

Section 6.01. Designation of Classes, Number and Par Value of Shares. The shares of authorized capital shall be divided into Fifty Million (50,000,000) shares of Common Stock, without par value, as hereinafter provided (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, without par value (“Preferred Stock”), as hereinafter provided.

Section 6.02. Rights, Privileges, Limitations and Restrictions of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is vested with authority to determine and state the designations and the relative preferences, limitations, voting rights, if any, and other rights of the Preferred Stock and of each series of Preferred Stock by the adoption and filing in accordance with the Act, including the number of shares in such series, before the issuance of any shares of such Preferred Stock or series of Preferred Stock, of an amendment or amendments to these Articles of Incorporation as the same may, from time to time, be amended, determining the terms of such Preferred Stock or series of Preferred Stock (“Preferred Stock Designation”). All shares of Preferred Stock of the same series shall be identical with each other in all respects. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or obligated to be issued pursuant to contract or dividend) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (“Voting Stock”), voting as a single class, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the Preferred Stock Designation.

Section 6.03. Rights, Privileges, Limitations and Restrictions of Common Stock.

Clause 6.031. Single Class. All shares of Common Stock shall be one class. All shares of Common Stock shall have the same preferences, limitations and relative rights.

Clause 6.032. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the shares of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and of all shares of stock having priority over the Common Stock, in the event of voluntary or involuntary liquidation, dissolution or winding up, to share ratably in the remaining net assets of the Corporation.

Clause 6.033. Voting Rights. The holders of shares of Common Stock are entitled to cast one (1) vote for each share of Common Stock standing in such Shareholder’s name on the books of the Corporation, on each matter voted on at a Shareholder’s meeting.

Section 6.04. Issuance of Shares. The Board has authority to authorize and direct the issuance by the Corporation of shares of Preferred Stock and Common Stock at such times, in such amounts, to such persons, for such considerations and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles of Incorporation, as the same may, from time to time, be amended.

Section 6.05. Distribution Upon Shares. The Board has authority to authorize and direct the payment of dividends and the making of other distributions by the Corporation in respect of the issued and outstanding shares of Preferred Stock and Common Stock (i) without obtaining the affirmative vote or the written consent of the holders of the shares of the class or series in which the payment or distribution is to be made, and (ii) at such times, in such amount and forms, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and the Articles of Incorporation of the Corporation, as the same may, from time to time, be amended.

Section 6.06. Acquisition of Shares. The Board has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding shares of Preferred Stock and Common Stock at such times, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and the Articles of Incorporation of the Corporation, as the same may, from time to time, be amended.

Section 6.07. Pre-emptive Rights. The Corporation hereby grants to each Stockholder the following rights with respect to any and all proposed issuances or sales of Additional Securities by the Corporation:

Clause 6.071. Issuance Notice. The Corporation shall give to each Stockholder written notice of the Corporation’s intention to issue and sell Additional Securities (the “Issuance Notice”), describing the type of Additional Securities, the price at which the Additional Securities will be issued and sold and the general terms upon which the Corporation proposes to issue and sell the Additional Securities, including the anticipated date of such issuance or sale.

Clause 6.072. Response Notice. Each Stockholder shall have 20 days from the date the Issuance Notice is received to agree to purchase all or any portion of its Pro Rata Share (as defined below) of such Additional Securities by giving written notice to the Corporation of its desire to purchase Additional Securities (the “Response Notice”) and stating therein the quantity of Additional Securities to be purchased. Such Response Notice shall constitute the irrevocable agreement of such Stockholder to purchase the quantity of Additional Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice. Any purchase by Stockholders of Additional Securities shall be consummated on the later of (i) the closing date specified in the Issuance Notice or (ii) the closing date on which Additional Securities described in the applicable Issuance Notice are first issued and sold if other Persons are also purchasing Additional Securities. Each Stockholder that has elected to purchase its Pro Rata Share of Additional Securities will have the right to purchase all or any portion of the Additional Securities unsubscribed for by the other Stockholders, up to its pro rata share of such unsubscribed portion (determined by the number of shares of Common Stock owned by the party or parties who elect to purchase such unsubscribed for portion) if oversubscribed.

Clause 6.073. Revised Issuance Notice. The Corporation shall have 120 days from the date of the Issuance Notice to consummate the proposed issuance and sale of the Additional Securities that are not being purchased by the Stockholders at a price and upon terms that are not materially less favorable to the Corporation than those specified in the Issuance Notice. If the Corporation proposes to issue Additional Securities after such 120-day period or at a price and upon terms that are materially less favorable to the Corporation than those specified in the Issuance Notice, it must again comply with this Section 6.07.

Clause 6.074. Pro Rata Share. For purposes of this Section 6.07, the Pro Rata Share of a Stockholder shall be a fraction, (i) the numerator of which shall be the total number of shares of Common Stock then held by the Stockholder and (ii) the denominator of which shall be the total number of shares of Common Stock then issued and outstanding.

Clause 6.075. Termination and Assignment. The rights provided to each of the Stockholders under this Section 6.07 shall terminate upon the earlier to occur of (i) with respect to all of the Stockholders, upon the consummation of an Initial Public Offering, and (ii) with respect to any particular Stockholder, at such time as such Stockholder has Transferred (other than to persons or entities set forth in clauses (i) or (iii) of the definition of Permitted Transferees) a number of shares of Common Stock in excess of 50 percent of the shares of Common Stock in the Corporation owned by such Stockholder immediately after the filing of these Amended and Restated Articles of Incorporation. The rights granted under this Section 6 shall not be assignable; provided, however, that a Stockholder may assign its rights under this Section 6.07 to a Permitted Transferee with respect to shares transferred to such Permitted Transferee.

Clause 6.076. Definitions. As used in this Section 6, the following capitalized terms shall have the following meanings:

“Additional Securities” means all Securities which are issued and sold by the Corporation other than (i) the Initial Shares, (ii) any Securities issued or issuable to all of the holders of Common Stock then outstanding on a proportionate basis, (iii) any Securities issued or issuable to any Employees pursuant to any equity incentive plan, individual agreement, bonus, award, stock purchase plan, stock option plan or other stock agreement or arrangement which in each event is approved by the Board, (iv) any Securities issued in exchange for debt securities of the Corporation or any Subsidiary; provided, that the overall terms of the exchange transaction are fair to and in the best interests of the Corporation as determined in good faith by the Board, (v) any Securities issued to any source of, or to any party arranging, financing for the Corporation or any Subsidiary of the Corporation; provided, that the overall terms of the financing transaction involving the issuance of debt and Securities are fair to and in the best interests of the Corporation as determined in good faith by the Board, (vi) any Securities issued pursuant to a public offering registered under the Securities Act, (vii) any Securities issued or issuable in connection with the acquisition by the Corporation or a Subsidiary of any business, business assets or securities from any Person; provided, that such Securities are not issued for less than their fair market value, as determined in good faith by the Board, and (viii) any Securities not described in (ii) through (vii) above that are issued or issuable upon the exercise of rights, options or warrants to purchase Securities, or upon the conversion or exchange of Securities convertible into or exchangeable for Securities, for which an Issuance Notice was given under the terms of this Agreement in connection with the issuance of such rights, options, or warrants or such convertible or exchangeable Securities.

“Employee” means any employee, director or consultant of the Corporation or any Subsidiary of the Corporation.

“Existing Stockholders” means Jerry W. Throgmartin, Gregg William Throgmartin, and Dennis L. May.

“FS Existing Stockholders” means Brad J. Brutocao, Mark J. Doran, Bradford M. Freeman, Benjamin D. Geiger, Todd W. Halloran, Jon D. Ralph, John M. Roth, Charles P. Rullman, Jr., J. Frederick Simmons, Ronald P. Spogli, and William M. Wardlaw.

“Initial Public Offering” mean an underwritten Public Offering of Common Stock which results in aggregate proceeds from the offering in excess of $50 million.

“Initial Shares” means the 416,568 shares of Common Stock issued and outstanding immediately after the filing of these Amended and Restated Articles of Incorporation.

“Investor” means Gregg Investment Corporation, LLC.

“Permitted Transferee” means, (i) with respect to the Investor, (A) Freeman Spogli & Co. V, L.P., or any direct or indirect wholly owned subsidiaries of Freeman Spogli & Co. V, L.P., or (B) FS Equity Partners V, L.P. or any investment fund or partnership that is organized and controlled by three or more of the FS Existing Stockholders and any investor or general or limited partner in, or employee of, or member or manager of, such fund or partnership, or any management company of such fund or partnership, (ii) with respect to Dennis L. May, to any other Existing Stockholder; provided that the Transfer to such other Existing Stockholder takes place after the termination of Mr. May’s employment by the Company without “Cause,” as such term is defined in the Employment Agreement, dated of even date herewith, between Mr. May and the Company; and (iii) with respect to an Existing Stockholder, a family trust, limited partnership, corporation or other entity established by such Existing Stockholder, all of the beneficiaries or owners of which are immediate family members of such Existing Stockholder, (provided, that in the case of any entity established by an Existing Stockholder, the owners thereof shall specifically agree that, notwithstanding anything contained in this Agreement to the contrary, such owners shall not further Transfer their ownership interests in such entity to any other Person).

“Persons” means any individual, corporation, entity, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Public Offering” means a public offering of shares of Common Stock of the Company registered under the Securities Act, but shall not include an offering registered on Form S-4 or Form S-8 (or any substitute form that is adopted by the Securities and Exchange Commission).

“Securities” means (i) Common Stock, (ii) all rights, options, warrants to purchase such Common Stock or the securities described in the following clause and (iii) all other securities or capital stock of any type whatsoever, including, without limitation, preferred stock and securities that are, or may become, convertible into or exchangeable for, or that entitle the holder to purchase, Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means the Investor and the Existing Stockholders.

“Subsidiary” means with respect to any Person, a corporation or other entity of which a majority of the shares of stock or other ownership interests are owned, directly or indirectly, by such Person.

“Transfer” means to sell, assign, transfer, gift or otherwise dispose of.

Section 6.08. Record Ownership of Shares or Rights. The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right of the Corporation is registered on the books of the Corporation as the owner thereof for all purposes, and shall not be bound to recognize any equitable or any other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 7

Directors

Section 7.01. Number. The number of Directors of the Corporation shall be not less than five (5) nor more than nine (9) as fixed from time to time by resolution of the Board. Directors need not be Shareholders of the Corporation.

Section 7.02. Vacancies. In the case of any vacancy on the Board, including a vacancy created by an increase in the number of Directors, the vacancy shall be filled only by the affirmative vote of the holders of the majority of the voting power of all of the shares of the class or classes of Common Stock, or series of Preferred Stock, that elected the Director previously holding the vacated position, but with respect to Preferred Stock, only to the extent and subject to the limitations as may be set forth in the Articles of Incorporation of the Corporation, as the same may, from time to time, be amended.

Section 7.03. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, Directors may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of the class or classes of Common Stock, or series of Preferred Stock, that elected them, but with respect to Preferred Stock, only to the extent and subject to the limitations as may be set forth in the Articles of Incorporation of the Corporation, as the same may, from time to time, be amended.

ARTICLE 8

Indemnification

Section 8.01. Definitions. Terms defined in Chapter 37 of the Indiana Business Corporation Law (IND. CODE Section 23-1-37, et seq.) which are used in this Article 8 shall have the same definitions for purposes of this Article 9 they have in such chapter of the Indiana Business Corporation Law.

Section 8.02. Indemnification of Directors and Officers. The Corporation shall fully indemnify any individual who is or was a Director, and may, in the discretion of the Board, fully or partially indemnify any individual who is or was an Officer, of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such; provided that it is determined in the specific case that indemnification of such person is permissible in the circumstances because such person has met the standard of conduct for indemnification specified in the Act. The Corporation shall pay for or reimburse reasonable expenses incurred by a Director and may pay for or reimburse reasonable expenses incurred by an Officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon (i) receipt of a written affirmation of the Director’s or Officer’s good faith belief that such Director or Officer has met the standard of conduct prescribed by Indiana law; (ii) receipt of an undertaking of the Director or Officer to repay the amount paid by the Corporation if it is ultimately determined that the Director or Officer is not entitled to indemnification by the Corporation; and (iii) a determination that the facts then known to those making the determination would not preclude indemnification under the Act. The indemnification provided under this Article shall apply to any proceeding arising from acts or omissions occurring before or after the adoption of this Article other than acts or omissions (x) in connection with the approval of the transactions contemplated by that certain Agreement and Plan of Merger dated as of October 19, 2004, by and among Gregg Investment Corporation, LLC, GIC Corporation, the Corporation and the shareholders named therein, as amended (the “Merger Agreement”) or (y) in connection with, or in violation or breach of, any of the representations, warranties or covenants contained in the Merger Agreement.

Section 8.03. Other Employees or Agents of the Corporation. The Corporation may, in the discretion of the Board, fully or partially provide the same rights of indemnification and reimbursement as it is hereinabove authorized to provide for Directors and Officers of the Corporation to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit.

Section 8.04. Nonexclusive Provision. The indemnification authorized under this Article 8 is in addition to all rights to indemnification granted by Chapter 37 of the Indiana Business Corporation Law (IND. CODE Section 23-1-37, et seq.) and in no way limits the indemnification provisions of such Chapter.

ARTICLE 9

Miscellaneous Provisions

Section 9.01. Amendment Of Articles of Incorporation. The Corporation reserves the right to increase or decrease the number of its authorized shares, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the Act or any other applicable laws, and all rights and powers conferred upon Shareholders, Directors and/or Officers in these Articles of Incorporation, or any amendment hereto, are granted subject to this reserved power.

Section 9.02. No Prior Notice of Action by Majority Written Consents. Except as may be set forth in the By-Laws of the Corporation, no prior notice to Shareholders is required in connection with actions taken by written consent of Shareholders holding a majority of Voting Shares in accordance with Indiana Code Section 23-1-29-4.5.

EXECUTED this 3rd day of February, 2005.

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin
	Title:	Chairman and Chief Executive Officer